Exhibit 10.7

ADDENDUM TO THE $200,000 AND $97,500 SECURED FINANCIAL NETWORK, INC. CONVERTIBLE NOTES DATED SEPTEMBER 26, 2006 AND OCTOBER 26, 2006

The following terms are Effective December 31, 2008. They replace the corresponding terms of the Secured Financial Network, Inc.  Convertible Notes dated September 26, 2006 and October 26, 2006 in the amounts of $200,000 and $97,500, respectively.

1)	5% blocker.

2)	Combined Principal as of December 31, 2008 is $312,232.06. Maturity Date is 12/31/09.

3)	Discount on conversions hereafter is 30% of preceding day’s bid. Note carries 7% interest rate beginning January 1, 2009.

4)	Nutmeg will be granted an immediate Conversion at $0.039 per share for 1,025,641 shares, and Note credited $40,000 (thus, the Principal of $312,232.06).

5)	Nutmeg’s Conversion rights are frozen until July 1, 2009; it will not be permitted to make any further Conversions until July 1, 2009.

6)
Any previous conversion notices (other than the immediate Conversion at $0.039 per share for 1,025,641 shares) as well as any terms and conditions in the previous notes, inconsistent with the foregoing, are null and void, subject to the 1,025,641 shares being issued promptly.

7)	Penalty, if Note is not paid in full by 12/31/2009 or if the 1,025,641 shares are not promptly issued, is the retroactive application of original note terms, unchanged by this addendum.

This is an addendum to existing Convertible Note terms that replace the old note terms, except in the event that Note is not paid in full by 12/31/2009, or if the 1,025,641 shares are not promptly issued or if the terms are otherwise hereafter breached by Secured Financial Network.

Acknowledgment:

/s/ Jeffrey L. Schultz	2/27/09
Jeffrey L. Schultz, Secured Financial Network, Inc., President/CEO	Date

/s/ Randall S. Goulding	2/27/09
Randall S. Goulding, Manager of The Nutmeg Group LLC, for Nutmeg/Patriot Fund, L.L.L.P.	Date